Exhibit 99.1

MAXIMUS Reports First Quarter Results for Fiscal 2015

- Company Reiterates Revenue and Earnings Guidance for Fiscal 2015 -

RESTON, Va.--(BUSINESS WIRE)--February 5, 2015--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its first quarter ended December 31, 2014.

Highlights for the first quarter of fiscal 2015 include:

  Revenue grew 15% to $467.0 million, driven by organic growth within both segments.
  Diluted earnings per share increased 29% to $0.63.
  Cash and cash equivalents totaled $149.2 million at December 31, 2014 and DSOs improved to 58 days.
  The Company signed the new Health Assessment Advisory Service contract in the United Kingdom.
  Signed contract awards totaled $1.3 billion and the sales pipeline remained strong at $3.6 billion at December 31, 2014.

For the first quarter of fiscal 2015, revenue increased 15% (16% on a constant currency basis) to $467.0 million, compared to the same period last year. The increase in revenue was driven by organic growth from new work and the expansion on existing contracts in both the Health Services Segment and the Human Services Segment. All growth in the quarter was organic.

Fiscal 2015 first quarter net income attributable to MAXIMUS totaled $41.9 million, or $0.63 per diluted share. The first quarter of fiscal 2015 benefitted from $2.4 million of incremental revenue and profit in the Human Services Segment that were previously expected to occur later in this fiscal year and provided an uplift of approximately $0.03 per diluted share. In addition, a lower tax rate also provided a benefit of approximately $0.01 per diluted share. The lower tax rate resulted from the extension of the Work Opportunity Tax Credit at the end of December that was retroactive to the beginning of calendar year 2014. First quarter diluted earnings per share of $0.63 represent a 29% increase compared to $0.49 reported for the same period last year. The year-over-year increase to earnings was driven by income growth in both segments.

“In our Health Services Segment, the second open enrollment period under the Affordable Care Act has proved to be smoother, with call volumes that were in-line with our expectations. At the same time, we are making good progress as we ramp up our new health contracts in the United Kingdom and the United States. We are also pleased with the growth coming from new work and expansion of existing contracts within our Human Services Segment,” commented Richard A. Montoni, MAXIMUS Chief Executive Officer. “Our collective efforts to secure new work, expand existing contracts, and stand up new programs demonstrate our ability to deliver and meet commitments to our clients and the citizens they serve. We believe our solid performance in the first quarter of fiscal 2015 sets a good path for the remainder of the year and beyond.”

Health Services Segment

Health Services Segment revenue for the first quarter of fiscal 2015 increased 18% to $351.7 million, driven by organic growth from new work and the expansion on existing contracts. This compares to $299.2 million for the same period last year.

Health Services Segment operating income for the first quarter increased 21% to $50.4 million (14.3% operating margin). This compares to $41.6 million (13.9% operating margin) for the same period last year. The Segment benefitted from forecasted, accretive change orders that offset the expected start-up of certain new contracts and anticipated volume decreases in the Company’s Medicare appeals business.

Human Services Segment

Human Services Segment revenue for the first quarter of fiscal 2015 increased 7% to $115.4 million, driven by the Company’s international welfare-to-work business. This compares to $107.4 million for the same period last year. Segment revenue was unfavorably impacted by approximately $5.0 million due to changes in currency. As a result, on a constant currency basis, first quarter revenue would have increased 12% compared to last year.

Human Services Segment operating income for the first quarter increased to $15.5 million (13.4% operating margin) compared to $11.8 million (10.9% operating margin) for the same period last year. The first quarter of fiscal 2015 benefitted from growth in Australia and $2.4 million of incremental revenue and profit from signing two international contract extensions that were previously expected to occur later in fiscal 2015.

Sales and Pipeline

Year-to-date signed contract awards at December 31, 2014 totaled $1.3 billion, which includes the previously announced U.K. Health Assessment Advisory Service contract. This compares to $347 million reported for the same period last year. In addition, new contracts pending (awarded but unsigned) totaled $169 million at December 31, 2014.

Sales pipeline at December 31, 2014 was $3.6 billion (consisting of $1.6 billion in proposals pending, $609 million in proposals in preparation, and $1.3 billion in opportunities tracking). This compares to a pipeline of $2.4 billion for the same period in fiscal 2014. The increase in pipeline was attributable to both new work and rebids, and reflects opportunities across both segments and multiple geographies.

Balance Sheet and Cash Flows

Cash and cash equivalents at December 31, 2014 totaled $149.2 million, of which approximately 30% were held outside the United States. For the first quarter of fiscal 2014, cash provided by operating activities totaled $56.6 million, with free cash flow of $42.5 million. Days Sales Outstanding (DSO) improved to 58 days. The Company expects that DSOs may return to higher levels due to the new contracts in the United Kingdom.

On November 28, 2014, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On January 13, 2015, the Company announced a $0.045 per share cash dividend, payable on February 27, 2015 to shareholders of record on February 13, 2015.

During the first quarter of fiscal 2015, MAXIMUS repurchased 753,010 shares of the Company’s common stock for approximately $30.6 million. At December 31, 2014, the Company had approximately $104.6 million available for future repurchases under its Board-authorized share repurchase program.

Outlook

MAXIMUS is reiterating its fiscal year 2015 revenue and earnings guidance. The Company continues to expect fiscal year 2015 revenue to range between $1.9 billion and $2.0 billion and diluted earnings per share to range between $2.25 and $2.40.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 5, 2015, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 20, 2015. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13599304

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as the Affordable Care Act, Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 13,000 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flow and constant currency.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

To provide constant currency information, we calculate fiscal year 2015 revenue for all international businesses using the exchange rates used in the comparative period in fiscal year 2014. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

In order to calculate organic growth, we remove the revenue generated by the acquired businesses from all periods being compared. We believe organic growth provides a useful basis for assessing the performance of the underlying business.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months
	Ended December 31,
	2014	2013
Revenue	$467,043	$406,592
Cost of revenue	347,776	300,676
Gross profit	119,267	105,916
Selling, general and administrative expenses	54,036	52,619
Operating income	65,231	53,297
Interest and other income, net	901	332
Income before income taxes	66,132	53,629
Provision for income taxes	23,782	20,274
Net income	42,350	33,355
(Income)/loss attributable to noncontrolling interests	(489)	504
Net income attributable to MAXIMUS	$41,861	$33,859

Basic earnings per share attributable to MAXIMUS:	$0.63	$0.50

Diluted earnings per share attributable to MAXIMUS:	$0.63	$0.49

Dividends paid per share	$0.045	$0.045

Weighted average number of shares outstanding:
Basic	65,935	68,397
Diluted	66,898	69,762

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	September 30,
	2014	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$149,196	$158,112
Accounts receivable – billed and billable, net of reserves of $3,208 and $3,138	265,383	263,011
Accounts receivable – unbilled	30,862	26,556
Deferred income taxes	25,152	28,108
Prepaid expenses and other current assets	52,877	56,673
Total current assets	523,470	532,460

Property and equipment, net	83,355	80,246
Capitalized software, net	37,665	39,734
Goodwill	166,470	170,626
Intangible assets, net	36,630	39,239
Deferred contract costs, net	15,390	12,046
Deferred compensation plan assets	20,657	17,126
Other assets, net	8,615	9,519
Total assets	$892,252	$900,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$113,671	$103,181
Accrued compensation and benefits	57,025	94,137
Deferred revenue	56,106	55,878
Income taxes payable	19,449	4,693
Other liabilities	7,702	7,432
Total current liabilities	253,953	265,321
Deferred revenue, less current portion	33,894	32,257
Deferred income taxes	17,653	21,383
Deferred compensation plan liabilities, less current portion	21,444	18,768
Other liabilities	6,867	7,082
Total liabilities	333,811	344,811

Shareholders’ equity:
Common stock, no par value	433,922	429,857
Accumulated other comprehensive income/(loss)	(10,250)	230
Retained earnings	134,057	125,875
Total MAXIMUS shareholders’ equity	557,729	555,962
Noncontrolling interests	712	223
Total equity	558,441	556,185
Total liabilities and equity	$892,252	$900,996

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$42,350	$33,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization and property, equipment and capitalized software	10,967	10,669
Amortization of intangible assets	1,474	1,353
Deferred income taxes	(925)	7,659
Stock compensation expense	3,966	4,081

Change in assets and liabilities:
Accounts receivable — billed and billable	(4,242)	(5,266)
Accounts receivable — unbilled	(4,314)	(1,295)
Prepaid expenses and other current assets	(221)	201
Deferred contract costs	(3,454)	1,354
Accounts payable and accrued liabilities	13,441	(566)
Accrued compensation and benefits	(23,901)	(17,954)
Deferred revenue	3,610	(1,043)
Income taxes	18,836	6,072
Other assets and liabilities	(993)	3,326
Cash provided by operating activities	56,594	41,946

Cash flows from investing activities:
Purchases of property and equipment	(12,754)	(4,440)
Capitalized software costs	(1,356)	(3,584)
Proceeds from note receivable	160	115
Cash used in investing activities	(13,950)	(7,909)

Cash flows from financing activities:
Cash dividends paid	(2,962)	(3,085)
Repurchases of common stock	(32,616)	(21,530)
Tax withholding related to RSU vesting	(12,337)	(12,804)
Stock option exercises	—	327
Repayment of long-term debt	(39)	(42)
Cash used in financing activities	(47,954)	(37,134)

Effect of exchange rate changes on cash and cash equivalents	(3,606)	(1,936)

Net decrease in cash and cash equivalents	(8,916)	(5,033)

Cash and cash equivalents, beginning of period	158,112	125,617

Cash and cash equivalents, end of period	$149,196	$120,584

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2014	% (1)	2013	% (1)

Revenue:
Health Services	$351,667	100%	$299,158	100%
Human Services	115,376	100%	107,434	100%
Total	467,043	100%	406,592	100%

Gross profit:
Health Services	85,566	24.3%	76,818	25.7%
Human Services	33,701	29.2%	29,098	27.1%
Total	119,267	25.5%	105,916	26.0%

Selling, general, and administrative expense:
Health Services	35,209	10.0%	35,265	11.8%
Human Services	18,222	15.8%	17,338	16.1%
Other	605	NM	16	NM
Total	54,036	11.6%	52,619	12.9%

Operating income
Health Services	50,357	14.3%	41,553	13.9%
Human Services	15,479	13.4%	11,760	10.9%
Other	(605)	NM	(16)	NM
Total	$65,231	14.0%	$53,297	13.1%

(1)	Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

FREE CASH FLOW
(Non-GAAP measure)
(Dollars in thousands; Unaudited)

	Three Months Ended
	December 31,
	2014	2013

Cash provided by operating activities	$56,594	$41,946
Purchases of property and equipment	(12,754)	(4,440)
Capitalized software costs	(1,356)	(3,584)
Free cash flow	$42,484	$33,922

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com